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                                                                  EXHIBIT 4.2

                           CERTIFICATE OF AMENDMENT

                                      OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            BERKSHIRE HATHAWAY INC.


      Berkshire Hathaway Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1.    The name of the Corporation is Berkshire Hathaway Inc.
 Berkshire Hathaway Inc. was originally incorporated under the name of Hathdel Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 1973.

      2. That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 52,500,000, of which 1,500,000 shares shall be Class A Common Stock, 50,000,000 shares shall be Class B Common Stock, and 1,000,000 shares shall be Preferred Stock. Shares of Preferred Stock shall have no par value. Each share of Class A Common Stock shall have a par value of $5.00. Each share of Class B Common Stock shall have a par value of $0.1667. The Class A Common Stock and the Class B Common Stock shall sometimes hereinafter be referred to collectively as the "Common Stock."

            1. PREFERRED STOCK. The Board of Directors is authorized, subject to limitations prescribed by law and the limitation on authorized Preferred Stock stated above in this Article FOURTH, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

            The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                (a) The number of shares constituting that series and the distinctive designation of that series;

                (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates and the relative rights of priority, if any, of payment of dividends on shares of that series;

                (c) Whether that series shall have voting rights, in addition to the class voting rights provided by law, and, if so, the terms of such voting rights;

                (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                (h) Any other absolute or relative rights, preferences or limitations of that series.

            Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of Common Stock with respect to the same dividend period.

            The Preferred Stock shall be preferred over the Common Stock as to assets, and in the event of any liquidation or dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, the amount specified for each particular series, together with any dividends accrued or in arrears, for every share of their holdings of Preferred Stock before any distribution of the assets shall be made to the holders of Common Stock, and shall be entitled to no other or further distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any, as provided by the Board of Directors) payable with respect thereto.

            Neither the consolidation nor merger of the Corporation with or into any other corporation, nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article FOURTH.

            2. CLASS A COMMON STOCK AND CLASS B COMMON STOCK. The powers, preferences, and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, are fixed as follows:

                A. ISSUANCE; PAYMENT AND ASSESSABILITY. The shares of Class A Common Stock and Class B Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation. Any and all shares of Class A Common Stock and Class B Common Stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.

                B. DIVIDENDS; DISTRIBUTIONS; STOCK SPLITS. Holders of Class A Common Stock shall be entitled to such dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split) or by any other means, when and as may be declared by the Board of Directors of the Corporation out of assets or funds of the Corporation legally available therefor. Holders of Class B Common Stock shall be entitled to dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split), or by any other means, equal to one-thirtieth (1/30th) of the amount per share declared by the Board of Directors of the Corporation for each share of Class A Common Stock, and such dividends or distributions with respect to the Class B Common Stock shall be paid in the same form and at the same time as dividends or distributions with respect to the Class A Common Stock; provided, however, that, in the event of a stock split or stock dividend, holders of Class A Common Stock shall receive shares of Class A Common Stock and holders of Class B Common Stock shall receive shares of Class B Common Stock, unless otherwise specifically designated by resolution of the Board of Directors.

                C. VOTING. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock standing in his name on the books of the Corporation. Each holder of Class B Common Stock shall be entitled to one-two-hundredth (1/200th) of one vote for each share of Class B Common Stock standing in his name on the books of the Corporation. Unless otherwise required by the Delaware General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.

                D. CONVERSION. Commencing on the fifth (5th) trading day after the day on which Class B shares are first sold to the public pursuant to an effective registration statement filed with the Securities and Exchange Commission, each share of Class A Common Stock may, at the option of the holder of record thereof and without payment of any consideration, be converted into thirty (30) fully paid and nonassessable shares of Class B Common Stock. Any such conversion may be effected by any holder of Class A Common Stock surrendering such holder's certificate or certificates for the Class A Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock, together with a written notice to the Corporation that such holder elects to convert all or a specified whole number of shares of Class A Common Stock and stating the name or names in which such holder desires the certificate or certificates for the Class B Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver or cause to be issued and delivered to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of such certificate or certificates for Class A Common Stock and such notice, and the person or persons entitled to receive the Class B Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class B Common Stock on that date.

                The issuance of certificates for shares of Class B Common Stock issuable upon the conversion of shares of Class A Common Stock shall be made without charge to the converting holder; provided, however, that if any certificate is to be issued in a name other than that of the record holder of the shares being converted, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid.

                The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common Stock, a number of shares of Class B Common Stock equal to thirty (30) times the number of shares of Class A Common Stock then outstanding, in addition to the number of shares of Class B Common Stock then outstanding; provided, however, that nothing herein shall be construed to preclude the Corporation from satisfying its obligation to issue shares of Class B Common Stock upon conversion of Class A Common Stock by delivery of purchased or redeemed shares of Class B Common Stock which are held in the treasury of the Corporation.

            At the effective time of the amendment to the Restated Certificate of Incorporation of the Corporation first authorizing the issuance by the Corporation of shares of Class A Common Stock and Class B Common Stock, each share of common stock of the Corporation, par value $5.00 per share, issued and outstanding or held in the treasury of the Corporation immediately prior to such effective time, shall be reclassified as and changed into one share of Class A Common Stock of the Corporation.

      3. That thereafter the annual meeting of the stockholders of the Corporation was duly called and held on May 6, 1996, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

      4. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the Company this 6th day of May, 1996.

                              Berkshire Hathaway Inc.


                              By: /s/ Marc D. Hamburg
                                  Marc D. Hamburg
                                  Vice President


 Attest:

 /s/ Forrest N. Krutter
 Forrest N. Krutter
 Secretary